                                                                   EXHIBIT 10.51

                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT (this "Agreement"), dated as of January 8, 2002, is by and among GLOBALSANTAFE CORPORATE SERVICES INC., a California corporation ("GCSI"), GLOBALSANTAFE CORPORATION, a Cayman Islands corporation ("GSF"), and DOUGLAS C. STEGALL (the "Executive").

         WHEREAS, GCSI desires to continue to employ the Executive and the Executive desires to accept continued employment with GCSI on the terms and conditions set forth in this Agreement;

         NOW THEREFORE, the parties agree as follows:

1.       Employment, Duties, and Acceptance.

         1.1 Employment and Duties. GCSI hereby agrees to continue to employ the Executive until the end of the day on December 31, 2002, unless earlier terminated as provided in Article 4 (the "Term"). During the Term, the Executive will serve in the capacity of Financial Transition Coordinator at Salary Grade 44, reporting directly to the Chief Financial Officer of GSF. The location of the Executive's place of business during the Term will be in the greater Houston metropolitan area, although travel from time to time may be required in the performance of the Executives duties hereunder. During the Term, the Executive will provide such services and undertake such duties and responsibilities as GCSI or GSF may request from time to time consistent with the Executive's ability, subject to the direction of the Chief Financial Officer of GSF. The Executive will not engage in any other business activities except for passive investments and such other activities as may be approved in writing by the Chief Financial Officer of GSF, which activities will not materially interfere with the Executive's obligations hereunder.

         1.2 Acceptance by the Executive. The Executive hereby accepts such employment and agrees to provide the services and undertake the duties and responsibilities described above.

2.       Compensation, Benefits, and Perquisites.

         2.1 Annual Salary. During the Term, GCSI will pay to the Executive an annual salary of not less than $185,600 (the "Annual Salary"), prorated for any partial calendar year. The Annual Salary will be payable in installments in accordance with the payroll policies of GCSI as from time to time in effect, but in no event less frequently than once each month, less such deductions as may be required to be withheld by applicable law and regulations and as may otherwise be agreed to by the Executive. The Annual Salary will be subject to increase at the sole discretion of the Chief Financial Officer of GSF.

         2.2 Bonus and Stock Options. During the Term, the Executive will receive a bonus under the Global Marine Inc. 2001 Management Incentive Award Plan at the same time and in an amount and on terms no less favorable to the Executive than provided to the other executives of GSF and its Subsidiaries and Affiliates in Salary Grade 44 generally. In addition, the Executive will be considered for a stock option grant in 2002 in an amount and on terms commensurate with other employees similarly situated.

         2.3 Participation in Employee Benefit Plans and Certain Perquisites. During the Term, the Executive, if and to the extent eligible, will be entitled to participate in all 401(k) plans, retirement plans, group life, hospitalization or disability insurance plans, health programs, pension plans, similar benefit plans and other so-called "fringe benefits" of GCSI, GSF and Subsidiaries and Affiliates of GCSI and GSF (collectively, "Benefits") which may be available to other executives in Salary Grade 44 on terms no less favorable to the Executive than the terms offered to such other executives generally. In addition, during the Term GCSI and GSF will provide the Executive with such other perquisites as either may from time to time provide to other comparable executives on terms no less favorable to the Executive than the terms offered to such other executives.

         2.4 Layoff and Post-Layoff Benefits. It is contemplated that the Executive will continue as an employee of GCSI until December 31, 2002, at which time he will be laid off. If the Executive continues as an employee of GCSI until the end of the Term and is then laid off, or if his employment is terminated by GCSI or GSF without Cause before the end of the Term, the Executive will be entitled to those benefits summarized in that certain memorandum to the Executive from GSF dated January 8, 2002, and attached hereto as Exhibit A, including without limitation the Retention Benefit outlined in the Retention Notice attached hereto as Exhibit B, at the times and on the terms outlined in said Exhibits A and B.

3. Confidentiality, Non-Solicitation, and Non-Competition. Because it is important that GCSI, GSF and each Subsidiary and Affiliate of GCSI or GSF protect secret, proprietary and confidential information pertaining to their businesses, and because it is reasonable to expect that the Executive has obtained or will obtain such information in the course of his employment, the Executive agrees that he will not:

         (a) divulge or appropriate to the Executive's own use or to the use of others any secret, proprietary or confidential information pertaining to the business of GCSI, GSF or any Subsidiary or Affiliate of GCSI or GSF obtained in any way during the Executive's employment by GCSI, GSF or any Subsidiary or Affiliate of GCSI or GSF, it being understood and agreed that the Executive will promptly deliver to GCSI, GSF or any Subsidiary or Affiliate of GCSI or GSF upon the earlier of the request of any such entity or the date of the Executive's termination of such employment all documents, copies thereof, and other material in the Executive's possession or under his control relating to any of the kinds of information identified above; or

         (b) during the Term and during the period of two years commencing with any termination of his employment with GCSI, GSF and their Subsidiaries and Affiliates, solicit on his own behalf, or on behalf of any other firm, company or other Person (as hereinafter defined) the employment of any person employed by GCSI, GSF or any Subsidiary or Affiliate of GCSI or GSF; or

         (c) during the Term and during the longer of the period of two years commencing with any termination of his employment with GCSI, GSF and their Subsidiaries and Affiliates or the period of any continuation of Annual Salary payments under this Agreement or any other plan or arrangement, compete with GCSI, GSF or any Subsidiary or Affiliate of GCSI or GSF in obtaining or performing offshore drilling contracts or services, offshore turnkey drilling, integrated drilling or drilling management contracts or services, or other similar offshore contracts or services, either as an employee, officer, director, consultant, independent contractor or agent of a direct competitor of GCSI, GSF or any Subsidiary or Affiliate of GCSI or GSF or on his own behalf, it being understood and agreed, however, that this agreement will not preclude the Executive from working for any firm, company or other Person that drills oil and gas wells for its own account or provides onshore oil and gas drilling services and does not compete with GCSI, GSF or any Subsidiary or Affiliate of GCSI or GSF in obtaining or performing offshore drilling contracts or services, offshore turnkey drilling, integrated drilling or drilling management contracts or services, or other similar offshore services;

and the Executive further agrees that if he violates any provision of this paragraph (i) GCSI, GSF and/or any Subsidiary or Affiliate of GCSI or GSF may bring such action or actions in such court and/or courts as any of them may deem necessary or advisable in order to enforce the Executive's compliance with this provision and for damages in respect of such violation, and (ii) GCSI or GSF may terminate this Agreement, in which case the Executive will be ineligible to receive any further salary, bonus, stock option grant, benefit, perquisite or other compensation hereunder from and after such termination.

4.       Termination.

         4.1 Termination in the Event of Death. In the event of the Executive's death during the Term, the Term will terminate on the date of death and the obligations of GCSI and GSF will be limited solely to the payment of any unpaid Annual Salary and Benefits accrued to and vested at the time of his death. Any Benefits that have vested in the Executive at the time of his death as a result of his participation in any benefit plans sponsored by GCSI, GSF or any Subsidiary or Affiliate of GCSI or GSF, including without limitation life insurance policies, will be paid to his designated beneficiary or his estate in accordance with the provisions of such plans.

         4.2 Termination With Cause. GCSI and GSF each has the right, at any time during the Term, subject to all of the provisions hereof, exercisable by serving notice, effective on or after the date of service of such notice as specified therein, to terminate the Executive's employment under this Agreement and discharge the Executive with Cause. If such right is exercised, the Term will terminate on the date of such termination and the obligations of GCSI and GSF will be limited solely to the payment of unpaid Annual Salary accrued and, subject to the provisions of the applicable benefit plans, any benefits vested up to the effective date specified in the notice of termination. As used in this Agreement, the term "Cause" will mean an act of fraud, dishonesty or other misconduct on the part of the Executive that is harmful to GCSI, GSF or any Subsidiary or Affiliate of GCSI or GSF or a violation of any written company policy applicable to employees of GCSI, GSF and their Subsidiaries and Affiliates generally that provides for termination as a possible sanction in the event of such violation, but will not mean inadequate performance, incompetence, or failure to perform due to inability caused by his disability as supported by medical evidence satisfactory to GCSI and GSF. Prior to the effectiveness of termination for Cause, the Executive will be given 30 days' prior notice from GCSI or GSF specifically identifying the reasons that are alleged to constitute Cause for any termination hereunder and an opportunity to be heard by GCSI's board of directors in the event the Executive disputes such allegations.

         4.3 Termination Without Cause. GCSI and GSF each has the right, at any time during the Term, subject to all of the provisions hereof, exercisable by serving notice, effective on or after the date of service of such notice as specified therein, to terminate the Executive's employment under this Agreement and discharge the Executive without Cause. If the Executive is terminated during the Term without Cause, the Term will terminate on the date of such termination and the obligations of GCSI and GSF to the Executive will be limited to (i) the payment upon the terms provided for herein of the Executive's Annual Salary, bonus and stock options through December 31, 2002, as and when they would have become due and payable absent such termination, and (ii) the continuation of the Executive's other benefits and perquisites and accrual of active service through December 31, 2002, as if there had been no such termination. In addition, any Benefits that have vested in the Executive at December 31, 2002, as a result of his participation in any benefit plans sponsored by GCSI, GSF or any Subsidiary or Affiliate of GCSI or GSF, including without limitation severance and retention benefits, will be paid to the Executive, or to his estate or designated beneficiary, at the times specified in and otherwise subject to the provisions of such plans and this Agreement as if there had been no such termination.

         4.4 Termination by the Executive. Any termination of this Agreement by the Executive during the Term will be deemed to be a breach of the terms of this Agreement and will entitle GCSI and GSF to discontinue payment of all Annual Salary and benefits accruing from and after the date of such termination and to discontinue payment and provision of all bonuses and stock options due from and after the date of such termination. Any Benefits that have vested in the Executive at the time of such termination as a result of his participation in any benefit plans sponsored by GCSI, GSF or any Subsidiary or Affiliate of GCSI or GSF will be paid to the Executive, or to his estate or designated beneficiary, subject to the provisions of such plans.

         4.5 Suspension or Termination Upon Disability. If during the Term the Executive becomes physically or mentally disabled, whether totally or partially, as evidenced by the written statement of a competent physician licensed to practice medicine in the United States who is mutually acceptable to GCSI and the Executive, or his closest relative if he is not then able to make such a choice, so that the Executive is unable substantially to perform his services hereunder for (i) a period of ninety days, or (ii) shorter periods aggregating ninety days during any twelve-month period, GCSI or GSF may at any time thereafter, by written notice to the Executive, suspend or terminate the Executive's employment hereunder and discontinue payments of Annual Salary for the duration of the disability; provided, however, that nothing in this Agreement will deprive the Executive of his rights under any disability plan of GCSI, GSF or of any Subsidiary or Affiliate of GCSI or GSF. The Executive will be entitled to the full compensation payable to him hereunder for periods of disability shorter than the periods specified in clauses (i) and (ii) of the preceding sentence.

5.       Other Provisions.

         5.1 Certain Definitions. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

                  5.1.1 "Affiliate" with respect to a person means any other person controlling or controlled by or under common control with such person but will not include any individual who is a stockholder or director of an entity, as such.

                  5.1.2 "Person" means any individual, corporation, partnership, firm, joint company, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

                  5.1.3 "Subsidiary" means any corporation 50% or more of the voting securities of which are owned directly or indirectly by GCSI or GSF, as the case may be.

         5.2 Notices. Any notice or other communication required or permitted hereunder will be in writing and will be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice will be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, on the date of actual receipt thereof, as follows:

                  If to GCSI, to:

                             GlobalSantaFe Corporate Services Inc.
                             777 North Eldridge Parkway
                             Houston, Texas 77079-4493
                             Attn: Vice President and Treasurer

                  If to GSF to:

                             GlobalSantaFe Corporation
                             777 North Eldridge Parkway
                             Houston, Texas 77079-4493
                             Attn: Chief Financial Officer

                  If to the Executive, to:

                             Douglas C. Stegall
                             19514 Chestnut Place
                             Houston, Texas 77094

Any party may change its address for notice hereunder by notice to the other party hereto.

         5.3 Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements or other undertakings, written or oral, with respect thereto.

         5.4 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder will operate as a waiver thereof. Nor will any waiver on the part of any party of any such right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

         5.5 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the state of Texas (without giving effect to the choice of law provisions thereof), where the employment of the Executive will be deemed, in part, to be performed, and enforcement of this Agreement or any action taken or held with respect to this Agreement will be taken in the courts of appropriate jurisdiction in Houston, Texas.

         5.6 Assignment. This Agreement, and any rights and obligations hereunder, may not be assigned by the Executive and may be assigned by GCSI or GSF only to any Subsidiary or Affiliate of GCSI or GSF or to any successor in interest, whether by merger, consolidation, acquisition or the like, or to purchasers of substantially all of the assets of GCSI or GSF, respectively.

         5.7 Change of Control. It is agreed that a change in control of GCSI, GSF or any Subsidiary or Affiliate of GCSI or GSF will not affect GCSI's, GSF's or the Executive's obligations under this Agreement.

         5.8 Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered will be deemed an original, but all of which together will constitute one and the same instrument.

         5.9 Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

         5.10 No Presumption Against Interest. This Agreement has been negotiated, drafted, edited and reviewed by the respective parties, and, therefore, no provision arising directly or indirectly here from will be construed against any party as being drafted by said party.

         5.11 Binding Agreement. This Agreement will inure to the benefit of and be binding upon (i) GCSI, GSF and their successors and assigns, and (ii) the Executive, his beneficiaries, his estate, and their legal representatives.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

         GLOBALSANTAFE CORPORATE                   THE EXECUTIVE
             SERVICES INC.


         By: /S/ James L. McCulloch                  /S/ Douglas C. Stegall
            --------------------------             --------------------------
             James L. McCulloch                          Douglas C. Stegall
             Vice President


         GLOBALSANTAFE CORPORATION


         By: /S/ W. Matt Ralls
            --------------------------
             W. Matt Ralls
             Senior Vice President and
               Chief Financial Officer

                                                                       EXHIBIT A
                            GlobalSantaFe Corporation

Telephone:  (281) 496-8089                               777 N. Eldridge Parkway
Toll Free:  (800) 231-6383                               Houston, Texas 77079
      Fax:  (281) 496-8986

                                 January 8, 2002

DOUGLAS C. STEGALL

The following summarizes the benefits for which you will be eligible following your layoff from GlobalSantaFe Corporation:

                               SEVERANCE PAYMENTS

A. Salary Continuation. You will receive severance payments totaling $371,200, which will be paid as a continuation of your base salary for two years under your current payroll schedule, beginning on your layoff date of 01/01/03 and ending on 12/31/04; provided, however, that severance beyond the initial six weeks of salary continuation will only be paid if you timely sign and return the Company's waiver. Your severance benefits have been calculated based on your current annual Base Pay of $185,000.

B. Lump Sum. In addition, if and within ten days after you timely sign and return the Company's waiver, you will receive a lump sum payment in the amount of $71,165.20, which is equal to the annual bonus that would have been payable to you if the targeted performance goals had been achieved under the Global Marine Inc. 2001 Management Incentive Award Plan. This lump sum payment has been calculated based on the total Base Pay in the amount of $177,913 that you received in 2001 and your current Salary Grade which is 44.

                                RETENTION BENEFIT

In addition to your severance payments, should you remain an active employee of GlobalSantaFe until your Release Date (as defined in the Global Marine Retention Program and specified in your Retention Notice) and otherwise qualify under the Global Marine Retention Program, you will receive a lump-sum Retention Benefit payment equal to the greater of a) three months of your base pay, and b) 50% of your base pay paid to you from 11/20/2001 through your Release Date. In the event you leave the company prior to your Release Date, you will not be eligible to receive any Retention Benefit.

VACATION PAY - You will be paid a lump sum for all of your unused and accrued vacation through your last day of active employment.

HEALTH CARE BENEFITS - You are eligible to continue your health/dental coverage under the active employee Health Care Plan for the length of your severance period, provided you continue to pay the monthly active employee premium rate. These rates are currently $35 for single coverage and $85 for family coverage, but are subject to change at the Company's discretion. Your premium will continue to be deducted from your severance checks, unless you notify Employee Benefits that you wish to discontinue coverage.

HEALTH CARE SPENDING ACCOUNT - If you are a participant in the Health Care Spending Account, your monthly contributions will be discontinued, effective as of your layoff date. If you wish to continue your contributions to this program, please contact Employee Benefits.

DEPENDENT CARE SPENDING ACCOUNT - If you are a participant in the Dependent Care Spending Account, your monthly contributions will be discontinued, effective as of your layoff date. If you wish to continue your contributions to this program, please contact Employee Benefits.

LIFE INSURANCE and ACCIDENTAL DEATH & DISMEMBERMENT (AD&D) - You are eligible to continue your current life insurance and AD&D coverage for the longer of three months or the length of your severance period. The monthly life insurance premium will continue to be deducted from your severance checks, unless you notify Employee Benefits that you wish to discontinue coverage. The AD&D coverage is provided free to employees. If your severance period is shorter than your coverage eligibility period, please contact Employee Benefits for instructions on paying your monthly premiums after your severance period expires.

DISABILITY COVERAGE - Effective as of your layoff date, you will not be eligible for any short or long-term disability coverage.

RETIREMENT PLAN BENFITS - You will have completed at least five years of eligible service (including your severance period) as of the date your severance period ends, and you will be vested in a benefit from the Retirement Plan. Because you are over age 55, if you retire during or at the end of your severance period, you will be deemed to be retiring from active employment for purposes of the calculation of your retirement benefits.

SAVINGS INCENTIVE PLAN (401(k)) - You may not make contributions to the Savings Incentive Plan during your severance period. You may elect to withdraw your entire account balance from the Plan, effective as of your layoff date, or you may elect to leave your account in the Plan, but not beyond age 70 1/2. If you leave your account in the Plan for longer than one year, it will be charged Fidelity's annual administration fee of $10 per year. Please contact Fidelity directly at 1-800-835-5098 to request the distribution or rollover of your account, or to make other eligible transactions in your account.

UNITED WAY - Your payroll deductions for the United Way will continue unless you notify the Payroll Department that you wish for them to be discontinued.

PLEASE CONTACT EMPLOYEE BENEFITS IF YOU HAVE QUESTIONS CONCERNING ANY OF THE ABOVE INFORMATION.

                                                                       EXHIBIT B

                                RETENTION NOTICE
                      UNDER GLOBAL MARINE RETENTION PROGRAM

                                                     January 8, 2002

To: Douglas C. Stegall

         The purpose of this Retention Notice is to inform you that, subject to your satisfaction of the requirements set forth below, you have been selected to receive a Retention Benefit under the Global Marine Retention Program as established effective October 4, 2001 (the "Retention Program"). The Retention Program is a part of the Global Marine Severance Program for Shorebased Staff Personnel as amended and restated effective October 4, 2001 (the "Severance Plan"), and is subject to all of its terms and conditions.

         In order to receive the Retention Benefit, you must remain employed by GlobalSantaFe Corporation or one of its Affiliates, as defined in the Retention Program, until your Release Date. Your Release Date for this purpose is December 31, 2002.

         If you remain employed until your Release Date and otherwise satisfy the requirements for eligibility for payment, the amount of the Retention Benefit will be equal to the greater of (i) three months of your Base Pay, as defined in the Severance Plan, and (ii) 50% of your Base Pay paid to you from November 20, 2001, until your Release Date.

         Your receipt of the Retention Benefit will be contingent on your qualifying for benefits under the Severance Plan generally and, in particular, on your execution of a waiver and release of claims as provided in the Severance Plan. Further details and requirements related to the Retention Benefit are set forth in the Retention Program and in the Severance Plan.

         Please confirm your agreement by signing and dating the original of this letter in the space provided below and returning it to Douglas A. Freede, Manager, Compensation and Administrative Services, GlobalSantaFe Corporation, 777 N. Eldridge Parkway, Houston, Texas 77079-4493. If you have any questions, please contact Mr. Freede.

         Thank you for your continued service.

                                             GLOBALSANTAFE CORPORATION



                                             By: /s/ Joe E. Boyd
                                                --------------------------------
                                                 Joe E. Boyd
                                                 Senior Vice President, Human
                                                 Resources and Corporate Affairs

ACCEPTED AND AGREED TO:

/s/ Douglas Stegall
-----------------------
D. C. Stegall
-----------------------
01/08/2002
-----------------------

                         Employment Agreement Amendment



This Employment Agreement Amendment (the "Amendment"), dated as of November 22, 2002, amends the Employment Agreement entered into as of January 8, 2002 (the "Agreement") by and among GLOBALSANTAFE CORPORATE SERVICES, INC., a California corporation ("GCSI"), GLOBALSANTAFE CORPORATION, a Cayman Islands corporation, ("GSF"), and Douglas C. Stegall (the "Executive").

WHEREAS, GCSI desires to extend the employment of the Executive and Executive desires to accept extended employment with GCSI on the terms and conditions set forth in this Amendment.

NOW THEREFORE, the parties agree as follows:

1. Article 1.1 of the Agreement is amended to provide that the Term is extended to June 30, 2003, and the Executive's duties will be to serve as Controller of GSF.

2. Article 2.1 of the Agreement is amended to provide that the Executive shall receive an annual salary of $225,000. Paragraph A of the January 8, 2002 letter attached to the Agreement is also amended to provide that the total amount of Salary Continuance severance benefits shall be $450,000, subject, however, to the provisions of Article 4 of this Amendment that provide for an additional month of salary continuation severance benefits for each additional month actually worked beyond December 31, 2002.

3. Article 2.2 is amended to provide that the Executive shall not receive a bonus under the 2002 GSF Management Annual Incentive Plan, but shall be a participant in the GSF 2003 Management Annual Incentive Plan, and that he will be considered for a bonus thereunder as if he had been employed for the entire calendar year. In addition, Executive will be considered for a stock option grant for 2003 in an amount and on terms commensurate with other employees in his salary grade.

4. Article 2.4 is amended to reflect that the Executive will continue as an employee of GCSI until June 30, 2003. In addition to receiving the benefits set forth in the January 8, 2002 letter referred to in the Agreement, the Executive shall also be entitled to one additional month of severance benefits for each month of additional employment from December 31, 2002 until the end of the Term as amended by this Amendment, conditioned upon the Executive completing the Term. Article
         4.3 of the Agreement is amended to provide that should the Executive be terminated without cause (as that term is defined in the Agreement) he will be entitled to the additional months of severance benefits through the end of the Term, as then defined.

         Should GCSI and the Executive mutually agree to extend the Term, the Executive shall be entitled to one additional month of severance benefits for each month that the Executive is employed by GCSI up to December 31, 2003.

The terms of the Agreement shall remain in full force and effect, except as amended herein.

IN WITNESS WHEREOF, the parties have executed this Amendment as the date first above written.


         GLOBALSANTAFE CORPORATE                   THE EXECUTIVE
         SERVICES INC.


         By: /s/ James L. McCulloch                /s/ Douglas C. Stegall
            --------------------------             --------------------------
             James L. McCulloch                        Douglas C. Stegall
             Vice President



         GLOBALSANTAFE CORPORATION


         By  /s/ W. Matt Ralls
            --------------------------
             W. Matt Ralls
             Senior Vice President and
             Chief Financial Officer